UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 15, 2016

BERRY PLASTICS GROUP, INC.
(Exact name of registrant as specified in charter)

Delaware	1-35672	20-5234618
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Oakley Street
Evansville, Indiana 47710
 (Address of principal executive offices / Zip Code)

(812) 424-2904
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement

On June 15, 2016, Berry Plastics Group, Inc. ("Berry Group"), Berry Plastics Corporation ("BPC") and certain of its subsidiaries entered into an Incremental Assumption Agreement and Amendment with Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent, and Citibank, N.A., as the incremental term lender, to borrow incremental amounts of $814,375,000 (the "Term G Loans") and $1,994,750,000 (the "Term H Loans") under Berry's existing term loan credit agreement.  The proceeds of the Term G Loans and Term H Loans, together with existing liquidity, were used to repay in full all of Berry's outstanding Term E Loans ($1,019,375,000) and Term F Loans ($1,894,750,000) pursuant to, and as defined in, Berry's existing term loan credit agreement.  The resulting annual cash interest savings is estimated at approximately $9 million with an estimated one-time cost of approximately $2 million.

The Term G Loans borrowed on such date bear interest at the option of BPC at LIBOR (subject to a floor of 1.00% per annum) plus an applicable margin of 2.50% per annum, or the Alternate Base Rate, or "ABR," plus an applicable margin of 1.50% per annum. The Term G Loans mature on January 6, 2021.  If certain specified repricing events occur prior to December 15, 2016, Berry will pay a fee to the applicable lenders equal to 1.00% of the outstanding principal amount of the Term G Loans subject to such repricing event.

The Term H Loans borrowed on such date bear interest at the option of BPC at LIBOR (subject to a floor of 1.00% per annum) plus an applicable margin of 2.75% per annum, or ABR plus an applicable margin of 1.75% per annum.  The applicable margins for the Term H Loans are reduced to 2.50% for LIBOR-based loans and 1.50% for ABR-based loans, respectively, if BPC's total net first lien coverage ratio is less than 3.0 to 1.0 at the end of the most recent fiscal quarter for which financial statements have been provided. The Term H Loans mature on October 1, 2022. If certain specified repricing events occur prior to December 15, 2016, BPC will pay a fee to the applicable lenders equal to 1.00% of the outstanding principal amount of the Term H Loans subject to such repricing event.

The Incremental Assumption Agreement and Amendment also made certain other administrative amendments to BPC's existing term loan credit agreement.

Item 2.03 Creation of a Direct Financial Obligation

The information set forth under Item 1.01 of the Current Report on Form 8-K is incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BERRY PLASTICS GROUP, INC.
(Registrant)

Dated: June 20, 2016	By:	/s/ Jason K. Greene
	Name:	Jason K. Greene
	Title:	Chief Legal Officer